SBS Technologies
FY2006 Employee Bonus Plan

I. Purpose:

The purpose of the FY2006 Employee Bonus Plan (Plan) is to reinforce the direction of SBS Technologies, Inc. (Company) by focusing attention on certain financial measures and to reward individual contribution.

II. Philosophy

The incentive bonus under this Plan is based on achievement of thresholds established by the Board of Directors with respect to the Company's performance and on individual performance established by management based on meeting individual goals. This Plan's objective is to encourage individual performance by making available the opportunity for employees to earn attractive compensation.

III. Performance Goals

Corporate metrics have been chosen to ensure all SBS employees are working towards the same goals. These goals represent internal Company targets.

  Revenue (annual):

  Annual Revenue thresholds for the Company as established by the Board of Directors.

  EBITDA (annual):

  As an approximate measure of the Company's operating cash flow, thresholds for earnings before interest expense, income tax, depreciation and amortization (EBITDA) as established for the Company by the Board of Directors.

  Individual Goals (semi-annual):

Jointly agreed to between each participant and his or her supervisor, or in the event of no joint agreement as established by management, these goals reflect operational, task and business issues unique to each participant. This portion of this Plan is funded and awarded separately from the portion awarded based on Revenue and EBITDA. Semi-Annual Individual Goals will be established and agreed to in writing (signed and dated) for each participant, by September 1, 2005 for Individual Goals for the first half of the year ending June 30, 2006 (Plan Year) and by February 1, 2006 for Individual Goals for the second half of the Plan Year.

The specific thresholds for Revenue and EBITDA, and weighting of Revenue, EBITDA and Individual Goal metrics will be established by the Board of Directors. Management will allocate separate companywide thresholds for the first half of the Plan Year and for the second half of the Plan Year consistent with the full-year thresholds for the Company.

IV. Implementation

Pay-outs for companywide measures will be based on attainment by the Company of thresholds for Revenue and EBITDA in accordance with this Plan.

Management shall have discretion to determine bonuses for partial achievement of Individual Goals and performance in excess of Individual Goals based on the pooling of the amounts allocated to the Individual Goals portion of the bonuses for each division of the Company.

Individual bonuses for participants are targeted at seven percent (7%) of Eligible Income. Bonuses to participants will be targeted at six percent (6%) of Eligible Income earned during the first half of the Plan Year and eight percent (8%) of Eligible Income earned during the second half of the Plan Year. "Eligible Income" means the gross base salary of the participant paid during the applicable period of this Plan and does not include, without limitation, bonuses or other incentive compensation, overtime, expense reimbursements, or any employee benefits, including the Company's 401(k) matching program.

The Plan commences July 1, 2005 and concludes June 30, 2006. Bonus payments shall be made in the first regular payroll disbursement of February, 2006 and the final payroll disbursement of August, 2006 (the Bonus Payment Dates).

In the event of a Company-level transaction, such as an acquisition, the Company's metrics will be re-examined to accurately reflect organic growth for the purposes of this Plan.

V. Eligibility

Participants under this Plan must be employed by the Company in the United States.

Employee can participate in no more than one annual incentive plan. Employees on commission plans are not participants in this Plan.

An employee is eligible to participate for the first half of the Plan Year if he or she is an employee of the Company on or before September 1, 2005 and for the second half of the Plan Year if he or she is an employee of the Company on or before March 1, 2006. Both full-time and part-time employees are eligible.

Employees must be employees of the Company on a Bonus Payment Date to be eligible for that bonus payment.

Employees will receive performance reviews semi-annually. Employees with an overall "Below" performance rating in their most recent performance review before a Bonus Payment Date will not be eligible for any bonus under this Plan payable on that Bonus Payment Date.

This Plan does not create or imply the creation of an employment contract between the Company and any participant, nor does it constitute a guarantee of employment for any specific period of time.